CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of J.P. Morgan Mutual Fund Investment Trust of our report dated August 27, 2024, relating to the financial statements and financial highlights of JPMorgan Growth Advantage Fund, which appears J.P. Morgan Mutual Fund Investment Trust’s Annual Report on Form N-CSR for the year ended June 30, 2024. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 24, 2024